Exhibit 99.1

Press Release                                     Source: DND Technologies, Inc.

DND TECHNOLOGIES REPORTS RECORD RESULTS FOR FIRST QUARTER 2004

Thursday May 20, 7:30 pm ET

Posts Profit on Revenue Gains and Settles Outstanding Legal Issues

CHANDLER, Ariz., May 20 /PR Newswire-FirstCall/ -- DND Technologies, Inc. (Nasdaq: DNDT.OB - News) and its sole operating subsidiary, Aspect Systems, Inc.
(ASI), this week announced operating results for its first quarter of fiscal 2004, ended March 31, 2004. The company earned net income of $262 thousand on revenues of $3.3 million. On a year-over-year basis net income improved 335 percent from a $112 thousand loss, while revenue rose 94 percent from $1.7 million. Significant improvement was also achieved on a sequential basis with net income increasing 154 percent from a $488 thousand loss, and revenue rising 94 percent from $1.7 million in the previous quarter.

According to DND board member and ASI CEO and President Dennis Key--order growth is very encouraging and the business environment continues to improve as evidenced by the company's record performance. "Our book-to-bill ratio ended the quarter at about 1.5:1, with multiple orders coming from Asia and Europe, as well as the United States. We are especially pleased with the escalating customer interest in our Matrix product line, which we acquired from Axcelis Technologies last quarter. We anticipate several additional orders for new and remanufactured dual chamber Matrix systems, with initial deliveries likely to occur as early as our second quarter."

In addition to realizing increased revenues, profits and orders, the company was able to make great progress toward settlement of several outstanding corporate issues. This included the dismissal of litigation and restructuring of the Merrill-Lynch debt into a single-term loan, and finalizing of an out-of-court settlement with a former ASI executive. Under the terms of the settlement agreement with the former ASI executive, the Company agreed to pay $10,000 per month over a fourteen-month period and the former executive agreed to relinquish his claim to 2,200,000 shares of the 5,400,000 shares of DNDT capital stock he had originally received in exchange for the ASI acquisition of Semiquip, a company he founded and owned

The company further reported that it has issued a final check that will complete the buyout of all interests formerly held by a co-founder of ASI, and that it is making significant progress toward achieving resolution of all remaining corporate issues of note. According to Dennis Key, "We are well on our way to concluding the issues clouding our financial viability, so that management can focus exclusively on growing our operating subsidiary, ASI, and delivering increased value to our global customers and shareholders."

About DND Technologies, Inc: Founded in May, 1997 DND Technologies, Inc. is a Nevada corporation. The company's wholly owned subsidiary, Aspect Systems Inc., is a well-established equipment and engineering services company focused on the growing market for proven equipment that can serve the needs of high-volume, lower cost device manufacturers building 0.25-micron and higher devices on 100-mm to 200-mm wafers. As a growth company, ASI plans to continue to expand its product & service portfolio with other relevant technologies to meet both current and emerging requirements.

Safe Harbor Statement: Statements in this press release about the Company's future expectations, including the impact of settlement of the Company's outstanding litigation and all other statements in this


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release, other than historical facts, are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Act of 1934, as that term is defined in the Private Securities Reform Act of 1995. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as softening of demand or desire for our products for a variety of reasons or the failure to meet covenants in our new lending documents, among other factors. Such "forward-looking statements" are subject to risks and uncertainties set forth from time to time in the Company's SEC reports, including the report on Form 10-KSB for the year ended December 31, 2003 and Form 10-QSB for the quarter ended March 31, 2004.


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